UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  October 1, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 1, 2015, an indirect subsidiary of NextEra Energy Partners, LP (NEP) (the borrower) borrowed $600 million under several variable rate senior secured term loan agreements (term loans) that mature in October 2018. NEP owns a limited partnership interest in NextEra Energy Operating Partners, LP (NEP OpCo), which is an indirect majority-owned subsidiary of NextEra Energy, Inc. (NEE). Interest on the term loans is based on the London Interbank Offered Rate plus a margin, with payment being due at the end of interest rate periods which can range from one to six months, as selected by the borrower. The term loans are secured by liens on certain of the assets of NEP OpCo, and certain other assets of, and the direct ownership interest in, one of NEP OpCo's direct subsidiaries. The term loans contain default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loans and related documents. Additionally, NEP OpCo and one of NEP OpCo's direct subsidiaries are required to comply with certain financial covenants on a quarterly basis and NEP OpCo's and its direct subsidiaries' ability to pay cash distributions to their equity holders is subject to certain other restrictions. All borrowings under the term loans are guaranteed by NEP and NEP OpCo and are not guaranteed by NEE. The proceeds from the term loans were used to fund, in part, the acquisition by a subsidiary of NEP of 100% of the membership interests of NET Holdings Management, LLC, a developer, owner and operator of a portfolio of seven long-term contracted natural gas pipeline assets located in Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  October 5, 2015

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

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